Exhibit 10.5

EXCLUSIVE SUBLICENSE AGREEMENT

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Page
ARTICLE 1	DEFINITIONS	1
1.1	“Affiliate”	1
1.2	“Competent Authority(ies)”	1
1.3	“EMEA”	2
1.4	“FDA”	2
1.5	“Field of Use”	2
1.6	“Governmental Approval(s)”	2
1.7	“IND(s)”	2
1.8	“Indication”	2
1.9	“Improvements”	2
1.10	“Know How”	3
1.11	“Licensed Product(s)”	3
1.12	“Marketing Authorization”	3
1.13	“Milestone Payment”	3
1.14	“NDA”	3
1.15	“Net Sales”	3
1.16	“Patent Rights”	4
1.17	“Royalty Term”	5
1.18	“Sublicensee”	5
1.19	“Technology”	5
1.20	“Term”	5
1.21	“Territory”	5
1.22	“Valid Claim”	5
ARTICLE 2	GRANT	5
2.1	Grant of License	5
2.2	Sublicenses	6
2.3	Formulation and Right to Additional Technologies	6
2.4	RDJ/Santee License Agreement	8
ARTICLE 3	TECHNOLOGY TRANSFER	8
3.1	Technology Transfer	8

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

(continued)

Page
3.2	Costs of Transfer	8
3.3	Transfer of API Inventory	9
ARTICLE 4	REGULATORY COMPLIANCE	9
4.1	Ownership and Maintenance of Governmental Approvals and Marketing Authorizations	9
4.2	Rights of Reference	9
4.3	Access to Manufacturers	9
4.4	Transfer of Governmental Approvals and Marketing Authorizations	10
ARTICLE 5	DEVELOPMENT AND COMMERCIALIZATION	10
5.1	Development	10
ARTICLE 6	ROYALTIES AND OTHER CONSIDERATION	10
6.1	Obligation to Pay	10
6.2	Royalties on Net Sales	10
6.3	Royalties respecting Sublicenses	10
6.4	No Multiple Royalties	10
6.5	Combination Products	11
6.6	Development Based Milestone Payments	11
6.7	Place of Payment, Taxes and Conversions	12

6.8	Time for Payment	12
6.9	Interest	12
6.10	Royalty Reduction for Infringement	12
ARTICLE 7	REPORTS AND RECORDS	13
7.1	Records and Audits	13
7.2	Royalty Statements	13
7.3	Confidential Treatment of Reports	13
ARTICLE 8	PATENT PROSECUTION AND MAINTENANCE	14
8.1	Prosecution and Maintenance	14
8.2	Abandonment	14
ARTICLE 9	DISPUTE RESOLUTION	14
9.1	Disputes	14

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(continued)

Page
9.2	Performance to Continue	15
9.3	Determination of Patents and Other Intellectual Property	15
ARTICLE 10	TERM AND TERMINATION	16
10.1	Term	16
10.2	Termination for Insolvency	16
10.3	Termination for Failure to make Payments	16
10.4	Termination for Breach	16
10.5	Expiry of Royalty Term on a Country by Country Basis	16
10.6	Termination for Convenience	17
10.7	Consequences of Termination	17
10.8	Survival	17
ARTICLE 11	INFRINGEMENT AND OTHER ACTIONS	17
11.1	Notice of Infringement of Patent Rights	17
11.2	Option to Prosecute or Defend Patent Rights	17
11.3	Infringement by Licensed Product	18
11.4	Allocation of Damages Recovered	18
11.5	Credit of Litigation Costs	18
11.6	Cooperation	18
ARTICLE 12	REPRESENTATIONS AND WARRANTIES	18
12.1	Santee Warranties	18
ARTICLE 13	LIMITATION OF LIABILITY	21
13.1	NO IMPLIED WARRANTIES	21
ARTICLE 14	NO AGENCY AND PUBLICATION	21
14.1	No Agency	21
14.2	Publication	22
ARTICLE 15	CONFIDENTIALITY	22
15.1	Confidentiality and Non-Use	22
15.2	Limited Disclosure by Santee	23
15.3	Material Non-Public Information	23
ARTICLE 16	MISCELLANEOUS PROVISIONS	23

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(continued)

Page
16.1	Assignment	23
16.2	Binding Nature and Inurnment	23
16.3	Counterparts; Facsimile	23
16.4	Entire Agreement; Amendment	24
16.5	Force Majeure	24
16.6	Further Assurances	24
16.7	Headings	24
16.8	Law	24
16.9	No Consequential Damages	24
16.10	Payments, Notices and Other Communications	24
16.11	Payment of Own Fees and Expenses	25
16.12	Severability	25
16.13	Waiver	25
16.14	Adverse Event Reporting	25
16.15	Witness	26

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXCLUSIVE SUBLICENSE AGREEMENT

This Exclusive Sublicense Agreement (hereinafter referred to as this “Agreement”), effective as July 10th, 2007 (the “Effective Date”), is entered into by and between SANTEE BIOSCIENCES, INC., a Delaware corporation (“Santee”), having a place of business at 4365 Executive Drive, Suite 1500, San Diego, California 92121, and PACIFIC BEACH BIOSCIENCES, INC., a Delaware corporation (“Pacific Beach”), having a place of business at 4365 Executive Drive, Suite 1500, San Diego, California 92121.

WHEREAS, Rongdajia Pharmaceutical Company Ltd., a company incorporated in China (“RDJ”), and Santee entered into the License Agreement effective as August 3, 2006 (as amended from time to time, the “RDJ/Santee License Agreement”), pursuant to which RDJ granted to Santee certain licenses and other rights in the Technology (as defined below) as claimed in the in the Patent Rights (as defined below) and as Know How (as defined below);

WHEREAS, Pacific Beach is interested in obtaining exclusive sublicense rights for the use, production, distribution, and marketing of certain products derived from the Technology; and

WHEREAS, Santee wishes to grant to Pacific Beach an exclusive sublicense under the Patent Rights and Know How, in the Field of Use (as defined below) to make, have made, use, have used, lease, import and export, offer to sell, sell have sold, produce, manufacture, distribute and market Licensed Products (as defined below);

NOW, THEREFORE, in consideration of the foregoing recitals, the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

Article 1 Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1	“Affiliate”

shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly controls, is controlled by, or is under common Control with such Entity.

1.1.1

“Control” shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than 50% of the directorships or similar positions with respect to such Entity.

1.1.2

“Entity” shall mean any corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.2	“Competent Authority(ies)”

means collectively the entities in each country in the Territory responsible for:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)	the regulation of medicinal products intended for human use, including but not limited to the FDA and EMEA, or
(b)	the establishment, maintenance and/or protection of rights related to the Patent Rights,

and any other comparable, applicable administrative agency in any other country in the Territory and any successor entities thereto.

1.3	“EMEA”

means the European Agency for Evaluation of Medicinal Products and any successor entity thereto.

1.4	“FDA”

means the United States Food and Drug Administration in the United States and any successor entity thereto.

1.5	“Field of Use”

shall mean all uses.

1.6	“Governmental Approval(s)”

means any and all permits, licenses and authorizations required by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of the Licensed Product in the Field of Use in the Territory; excluding however import permits.

1.7	“IND(s)”

means an investigational new drug application as defined in 21 C.F.R. Section 312 et seq for the FDA in the United States or equivalent application to the Competent Authorities of other countries in the Territory, to commence clinical testing of a drug in humans, as defined by the FDA in the United States, or other applicable Competent Authority, as the same may be amended, supplemented or replaced from time to time.

1.8	“Indication”

shall mean a recognized disease or condition.

1.9	“Improvements”

shall mean any modification of the Licensed Product or any inventions (whether patentable or not), information and data, for use in the Field of Use, any time during the Term, which would be useful or necessary in the manufacture use or sale of a Licensed Product, or the practice of which would infringe an issued or pending claim within the Patent Rights.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.10	“Know How”

shall mean all tangible or intangible information (other than those contained in the Patent Rights) whether patentable or not (but which has not been patented) related to the Technology or to the Licensed Product or to an Improvement, including but not limited to: formulations, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, owned or controlled by Santee which Santee has the right to disclose and license to Pacific Beach.

1.11	“Licensed Product(s)”

shall mean any product that (a) comprises any azole antifungal agent or a derivative thereof (without regard to the formulation thereof), and (b) cannot be manufactured, used or sold, in whole or part, without infringing one or more Valid Claims included within the Patent Rights in the country in which the product is made, used, leased, imported, exported, offered for sale or sold, provided however, that such Valid Claim has not been pending more than five (5) years.

1.12	“Marketing Authorization”

means all necessary and appropriate regulatory approvals, including NDAs, where applicable, to allow a Licensed Product to be marketed and sold in the Field of Use in a particular country in the Territory.

1.13	“Milestone Payment”

means the payments set out in Section 6.6.

1.14	“NDA”
means a New Drug Application, and all amendments and supplements thereto, for regulatory approval by the FDA as defined in 21 CFR § 314.50 et seq., as such act or regulations may be amended, supplemented or replaced from time to time, to commence commercial sale of the Licensed Product in the United States and any other comparable term and act as applicable with regard to a new drug application and all amendments, supplements or replacements to such act or regulations in any other country in the Territory.
1.15	“Net Sales”

shall have the meaning set out below:

1.15.1

“Net Sales” shall mean the total gross receipts for sales of Licensed Products by or on behalf of Pacific Beach or any of its Affiliates or Sublicensees (as applicable), whether invoiced or not, less only the sum of the following:

(a)	usual trade discounts to customers;
(b)	sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;
(c)	amounts allowed or credited on returns;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	bad debt deductions actually written off during the accounting period;
(e)	outbound transportation prepaid or allowed and transportation insurance
(f)	sales commissions; and
(g)	packaging and freight charges.
1.15.2	Components of Net Sales shall be determined in the ordinary course of business using the accrual method of accounting in accordance with GAAP.
1.15.3

Notwithstanding anything herein to the contrary, the transfer of a Licensed Product to a third party without consideration to Pacific Beach in connection with the research, development or testing of a Licensed Product shall not be considered a sale of a Licensed Product under this Agreement. Nor shall the transfer of Licensed Product solely for indigent or similar public support or compassionate use programs be considered a sale of Licensed Product under this Agreement.

1.15.4

Notwithstanding anything herein to the contrary, the transfer of Licensed Product between Pacific Beach, its Affiliate and/or its Sublicensee shall not be considered a sale of Licensed Product under this Agreement unless such Affiliate or Sublicensee are the end user of such Licensed Product.

1.16	“Patent Rights”

means

1.16.1	all U.S. and foreign patents and patent applications set forth in Exhibit A;
1.16.2

any and all US or foreign patents, patent applications, or other rights issuing from, or filed subsequent to the date of this Agreement, based on or claiming priority to or from the applications and rights listed on Exhibit A, including continuations, continuations in part, divisionals, reexaminations, extensions, and reissues from such applications and rights, and any patents resulting from any application or right included in Sections 1.16.1 or 1.16.2;

1.16.3

any other intellectual property rights owned or controlled by Santee or that Santee has the ability to license to Pacific Beach relating to the Technology as of the date of this Agreement any and all US or foreign patents, patent applications, or other rights, including continuations, continuations in part, divisionals, reexaminations, extensions, and reissues from such rights;

1.16.4

any other intellectual property rights owned or controlled by Santee at any time during the Term of this Agreement relating to an Improvement or that Santee has the ability to license or gains the ability to license to Pacific Beach relating to an Improvement or that Santee has the ability to license or gains the ability to license to Pacific Beach relating to an Improvement; and any and all US or foreign patents, patent applications,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or other rights, including continuations, continuations in part, divisionals, reexaminations, extensions, and reissues from such rights; and
1.16.5	any foreign counterpart to any of Sections 1.16.1-1.16.4.

Exhibit A shall be amended in writing from time to time to reflect the foregoing.

1.17	“Royalty Term”

means, in respect of each country in the Territory, the period commencing on the Effective Date and ending on the date of the last to expire valid claim contained in the Patent Rights covering a Licensed Product, at which time Pacific Beach will have an irrevocable, paid up, royalty-free license under the Patent Rights and Know How to make, have made, use, have used, import, offer to sell, sell and have sold Licensed Products in each such country.

1.18	“Sublicensee”

means a third party that has entered into a license agreement with Pacific Beach sublicensing any of the rights granted under Section 2.1.1, or a party that has entered into a license agreement with a Sublicensee sublicensing any of the rights granted under Section 2.1.1 (as applicable).

1.19	“Technology”

means a cyclodextrin-based complex.

1.20	“Term”

has the meaning set out in Section 10.1.

1.21	“Territory”

means North America and Europe.

1.22	“Valid Claim”

means any pending or issued claim included within the Patent Rights that has not been permanently revoked, nor unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 2 Grant

2.1	Grant of License

Santee hereby grants to Pacific Beach and Pacific Beach accepts, subject to the terms and conditions of this Agreement, an exclusive license in the Field of Use to practice under the Patent Rights and to utilize the Know How in the Territory to:

2.1.1

make, have made, use, have used, import, have imported, export, have exported, offer for sale, have sold, sell, produce, manufacture, distribute and market the Licensed Products to the full end of the Royalty Term, unless sooner terminated as hereinafter provided; and

2.1.2	sublicense to third parties, in accordance with Section 2.2 below, the rights granted under Section 2.1.1 of this Section 2.1 in accordance with Section 2.2.

Such license grant additionally shall include the right to conduct pre-clinical and clinical development activities outside of the Territory.

2.2	Sublicenses
2.2.1

Pacific Beach shall have the right to sublicense rights granted in Section 2.1.1 to its Affiliates in its sole discretion. Each sublicense shall contain covenants by the sublicense for such sublicense to obtain and perform materially the same terms and conditions as these set out for Pacific Beach in the Agreement. Affiliates shall have the right to grant further sublicenses in their sole discretion. All sublicenses granted under this Section 2.2.1 shall survive termination, provided however, Santee shall not be obligated to incur any obligation or duties to any former Sublicensee of Pacific Beach or Affiliate not already incurred or delegated to Pacific Beach by Santee in this Agreement.

2.2.2

Pacific Beach shall also have the right to sublicense rights granted in Section 2.1.1 to third parties in multiple tiers in its sole discretion, subject to the following: Pacific Beach shall give Santee prompt notice of the execution of any sublicense. Said third parties shall have the right to grant further sublicenses provided that said third parties provide Pacific Beach with prompt notice of the execution of any sublicense. Pacific Beach shall promptly notify Santee of same. Within thirty (30) calendar days after execution of a sublicense agreement, Pacific Beach shall provide Santee with a copy thereof. Each sublicense shall contain covenants by the Sublicensee for such Sublicensee to observe and perform materially the same terms and conditions as those set out for Pacific Beach in this Agreement. In the event Pacific Beach grants sublicenses to others to sell Licensed Product, such sublicenses shall include an obligation for the Sublicensee to account for and report its Net Sales on the same basis as if such sales were Net Sales by Pacific Beach. All sublicenses granted under this Section 2.2.2 shall survive termination, provided however, Santee shall not be obligated to incur any obligation or duties to any former Sublicensee of Pacific Beach

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or Sublicensee not already incurred or delegated to Pacific Beach by Santee in this Agreement.

2.2.3	The terms of this Section 2.2 shall apply to each subsequent Sublicensee (including or sub-sublicensees), as if same were Pacific Beach’s original Sublicensee.
2.2.4

Notwithstanding the foregoing, if Pacific Beach believes that Santee has terminated this Agreement for the primary purpose of doing business directly with the Sublicensee, the termination may be disputed under the provisions of Article 9.

2.3	RDJ/Santee License Agreement

Santee shall timely pay in full all amounts required to be paid by Santee, and timely perform in full all obligations required to be performed by Santee, under the RDJ/Santee License Agreement. Santee promptly shall provide Pacific Beach with copies of all notices and other deliveries received under the RDJ/Santee License Agreement. Without the prior express written consent of Pacific Beach, Santee shall not (and shall take no action or make no omission to) modify or waive any provision of the RDJ/Santee License Agreement that could impair the value of the licenses to Pacific Beach herein, or to terminate or have terminated the RDJ/Santee License Agreement.

Article 3 Technology Transfer

3.1	Technology Transfer

Unless otherwise prohibited by law, Santee shall provide Pacific Beach with and give Pacific Beach access to the following information; to the extent Santee has such access to such information:

3.1.1	copies of all regulatory submissions relating to the Licensed Product;
3.1.2	any communications with the Competent Authorities and the minutes of any meetings with the Competent Authorities relating to the Licensed Product;
3.1.3	trial master files relating to the Licensed Product, including copies of all case report forms;
3.1.4	copies of all listings and tables of results from the clinical trials relating to the Licensed Product;
3.1.5	copies of all treatment-related serious adverse event reports from the clinical trials relating to the Licensed Product;
3.1.6	storage of and access permission to any retained samples of materials used in clinical trials relating to the Licensed Product;
3.1.7	access to CROs involved in the clinical trials clinical trials relating to the Licensed Product;
3.1.8	the data and results of any CMC related activities regarding the Licensed Product, and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.1.9	all other information that Pacific Beach may reasonably request regarding clinical trials respecting the Licensed Product.
3.2	Costs of Transfer
3.2.1	Pacific Beach shall pay to Santee Santee’s documented out-of-pocket costs of providing such information and services.
3.2.2	Pacific Beach shall reimburse Santee for its reasonable time spent in providing such information and services, in accordance with the following fee schedule:
(a)	Two Hundred Dollars ($200) per hour for the time of the Chief Scientific Officer;
(b)	One Hundred Fifty Dollars ($150) per hour for the time of a Senior Scientist; and
(c)	Fifty Dollars ($50) per hour for the time of a Junior Scientist.
3.2.3

Pacific Beach shall pay all reasonable, documented, actual travel and associated accommodation expenses of Santee personnel who, at request of Pacific Beach, travel to provide transition support under this Section.

3.2.4

Notwithstanding anything to the contrary herein, any amounts paid to Santee by Pacific Beach pursuant to this Section 3.2 shall be credible against one or more milestones due and owing to Santee under Section 6.6.

3.3	Transfer of API Inventory

Santee shall make available to Pacific Beach at Santee’s documented out-of-pocket cost, all or any part of Santee’s inventory of GMP and non-GMP active pharmaceutical ingredient (API) of the Technology conforming to specifications mutually agreed upon by the parties.

Article 4 Regulatory Compliance

4.1	Ownership and Maintenance of Governmental Approvals and Marketing Authorizations

Pacific Beach will own all Governmental Approvals and Marketing Authorizations for each country in the Territory for Licensed Products. Without limiting the generality of the foregoing, Pacific Beach shall prepare and submit in its own name and at its expense NDAs with the FDA in the U.S. and any other equivalent application with the Competent Authorities in other countries in the Territory.

4.2	Rights of Reference

Santee shall grant and hereby grants to Pacific Beach a free-of-charge right to reference and use and have full access to all Governmental Approvals, Marketing Authorizations and other regulatory documents relating to the Technology, including any IND, any NDA and any DMF (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing, where such regulatory documents are owned or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

controlled by Santee or its Sublicensees for Licensed Products in the Field of Use (for the purposes of this Section, the “Right of Reference”). Pacific Beach may license the Right of Reference to Affiliates and to Sublicensees.

4.3	Access to Manufacturers

Santee grants to Pacific Beach a free of charge right to access any suppliers of the API form of the Licensed Product and related intellectual property, owned or controlled, now or in the future by Santee for Licensed Products, including the right to sublicense the right of reference to Sublicensees of Pacific Beach and/or its Affiliates.

4.4	Transfer of Governmental Approvals and Marketing Authorizations
4.4.1

The parties acknowledge that Santee, as of the Effective Date, owns and holds certain Governmental Approvals and Marketing Authorizations in connection with the research and development of the Licensed Product. Upon Pacific Beach’s request, such request to be made as soon as reasonably possible, Santee shall transfer to Pacific Beach, without any additional consideration, such Governmental Approvals and Marketing Authorizations.

4.4.2

During the time that Santee is the holder of such Governmental Approvals and Marketing Authorizations, Pacific Beach shall be entitled to attend any and all meetings and participate in telephone calls with the Competent Authorities, including without limitation any meeting preparation, meeting co-ordination, preparation of minutes and pre-meetings with the Competent Authorities.

Article 5 Development and Commercialization

5.1	Development

Pacific Beach shall use commercially reasonable efforts and shall cause its Affiliates or Sublicensees to use commercially reasonable efforts to secure the Marketing Authorizations for Licensed Products.

Article 6 Royalties and other Consideration

6.1	Obligation to Pay

Pacific Beach agrees to pay to Santee the royalties set forth below, and in accordance with the provisions hereof to the end of the Royalty Term or until this Agreement shall be terminated as hereinafter provided.

6.2	Royalties on Net Sales

During the Royalty Term, Pacific Beach shall pay Santee royalties equal to:

6.2.1	Six percent (6%) of Net Sales of less than One Hundred Million Dollars ($100,000,000) in any calendar year; and
6.2.2	Four percent (4%) of Net Sales equal to or in excess of One Hundred Million Dollars ($100,000,000) in any calendar year.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.3	Royalties respecting Sublicenses

During the Royalty Term, Pacific Beach shall pay Santee royalties for Licensed Products sold by any Sublicensee equal to twenty percent (20%) of all royalties received by Pacific Beach or its Affiliates from such Sublicensee relating to a sublicense agreement respecting the Licensed Product.

6.4	No Multiple Royalties

No multiple royalties shall be payable because the use, lease or sale of any Licensed Product is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights. Additionally, royalties shall be paid to Santee for the sale of a Licensed Product based upon only one of Sections 6.2 or 6.3 above, but in no case both (that is, royalties due to Santee on direct sales of a Licensed Product by Pacific Beach or its Affiliates to a third party shall be based only on Section 6.2, while royalties on sales of a Licensed Product by Pacific Beach’s Sublicensees to a third party shall be based only on Section 6.3, so as to avoid double counting).

6.5	Combination Products

In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the fair market value of the Licensed Product if sold to an Affiliate and B is the total invoice price of the other products or technologies or the fair market value of the other products or technologies if purchased from an Affiliate.

6.6	Development Based Milestone Payments

As further consideration for the license granted hereunder, Pacific Beach will make the following one time Milestone Payments to Santee.

6.6.1	Fifty Thousand Dollars ($50,000) within ninety (90) days of the Effective Date of this Agreement;
6.6.2

One Hundred Twenty Five Thousand Dollars ($125,000) within ninety (90) days of the first acceptance for review by the FDA of the first Pacific Beach (or Affiliate or Sublicensee) -sponsored IND for each Licensed Product;

6.6.3

Five Hundred Thousand Dollars ($500,000) within ninety (90) days of the first dosing of patient with a Licensed Product in the first phase III clinical trial under a Pacific Beach (or Affiliate or Sublicensee) -sponsored IND for each Licensed Product;

6.6.4

Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) within ninety (90) days of the first acceptance for review by the FDA of the first Pacific Beach (or Affiliate or Sublicensee) -sponsored NDA for each Licensed Product;

6.6.5	Four Million Dollars ($4,000,000) within ninety (90) days of the first final approval by the FDA of the first Pacific Beach (or Affiliate or Sublicensee) -sponsored NDA for each Licensed Product;
6.6.6

One Million One Hundred Twenty Five Thousand Dollars ($1,125,000) within ninety (90) days of the first acceptance for review by the EMEA of the first Pacific Beach (or Affiliate or Sublicensee) -sponsored application for commercial sale of each Licensed Product; and

6.6.7

Two Million Dollars ($2,000,000) within ninety (90) days of the first final approval by the EMEA of the first Pacific Beach (or Affiliate or Sublicensee) -sponsored application for commercial sale of each Licensed Product.

Notwithstanding anything to the contrary herein, in no event shall Pacific Beach pay to Santee any amount pursuant to this Section 6.6 (other than pursuant to Section 6.6.1) that Santee is not required to remit to RDJ pursuant to the RDJ/Santee License Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.7	Place of Payment, Taxes and Conversions

Royalty payments shall be paid in United States dollars at such place as Santee may reasonably designate consistent with applicable laws and regulations. Any taxes which Pacific Beach, its Affiliate or any Sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payment to Santee. Pacific Beach shall furnish Santee with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

6.8	Time for Payment
6.8.1

Pacific Beach shall pay to Santee the royalties due and payable under this Agreement on a quarterly basis for unpaid royalties which accrued within or prior to Pacific Beach’s most recently completed calendar quarter, and shall provide the Royalty Statement referred to in Section 7.2 along with such payment.

6.8.2	Milestones payable to Santee shall become due and payable within [*] ([*]) days after achievement of the indicated milestone.
6.8.3	If no royalties or other payments that may be due to Santee under this Agreement shall be due, Pacific Beach shall not be required to make a report pursuant to Section 7.2.
6.9	Interest

Amounts which are not paid when due shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus two percent (2%).

6.10	Royalty Reduction for Infringement
6.10.1	To the extent that:
(a)	Pacific Beach or any Affiliate of Pacific Beach is required by order or judgment of any court in any jurisdiction; or
(b)	Pacific Beach or any Affiliate of Pacific Beach, in their sole discretion after appropriate legal analysis, believes it necessary to obtain a license from a third party in any jurisdiction;

in order to sell a Licensed Product in such jurisdiction, then up to [*] percent ([*]%) of the reasonable royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to Santee hereunder in respect of such sales, provided that:

(c)	in no event shall the aggregate royalties payable to Santee in any period in such jurisdiction be reduced by more than [*] percent ([*]%) as a result of any such deduction; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods.

Article 7 Reports and Records

7.1	Records and Audits

Pacific Beach shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Santee under this Agreement. Said books of account shall be kept at Pacific Beach’s principal place of business and the supporting data shall be opened up to Santee once per year upon reasonable notice to Pacific Beach for inspection by Santee’s internal audit division or by another designated auditor selected by Santee, except one to whom Pacific Beach has reasonable objection, for the purpose of verifying Pacific Beach’s Royalty Statement or compliance in other respects with this Agreement. If an inspection shows an under reporting or underpayment in excess of the greater of five percent (5%) of royalties payable, then Pacific Beach shall reimburse Santee for the cost of the inspection at the time Pacific Beach pays the unreported royalties, including any late charges as required by Section 6.9 of this Agreement. Said books of account and the supporting data shall be made available to Santee for one (1) year following expiry of the Term. All payments required under this Section 7.1 shall be due within [*] ([*]) days of the date Santee provides Pacific Beach notice of the payment due.

7.2	Royalty Statements

Within [*] ([*]) days from the end of each calendar quarter of each calendar year, Pacific Beach shall deliver to Santee complete and accurate reports, giving such particulars of the business conducted by Pacific Beach during the preceding quarter under this Agreement as shall be pertinent to an accounting of royalties and other payments that may be due to Santee under this Agreement (the “Royalty Statement”). The Royalty Statement shall include at least the following:

7.2.1	Net Sales for each Licensed Product by each of Pacific Beach, each Affiliate and each Sublicensee;
7.2.2	a breakdown of deductions applicable in computed Net Sales and taxes withheld, if any;
7.2.3	a breakdown of royalties due based on Net Sales by or for Pacific Beach or its Affiliates; and
7.2.4	a breakdown of royalties due from any Sublicensee.
7.3	Confidential Treatment of Reports

Santee agrees to hold in confidence each Royalty Statement delivered by Pacific Beach pursuant to this Article 7 until the termination of this Agreement. Notwithstanding the foregoing, Santee may disclose any such information required to be disclosed in its financial statements or as required by any stock exchange or similar regulatory authority, or pursuant to any applicable laws, provided that Santee take reasonable steps to provide Pacific Beach with the opportunity, where appropriate, to contest such subpoena, requirement or order.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 8 Patent Prosecution and Maintenance

8.1	Prosecution and Maintenance

Following the Effective Date, Santee shall diligently prosecute and maintain the Patent Rights as set forth in Exhibit A hereto (as the same may be amended or supplemented in writing from time to time after the date hereof), including, but not limited to, the filing of patent applications, extensions, continuations, continuations in part, divisionals, re-examinations, or re-issue applications that Santee determines may be required to advance the purposes of this Agreement or otherwise to protect the rights and licenses granted hereunder. Santee agrees to keep Pacific Beach reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and to consult in good faith with Pacific Beach and take into account Pacific Beach’s comments and requests with respect thereto. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement.

8.2	Abandonment

Santee may, in its discretion, elect to abandon any patent applications or issued patent in the Patent Rights. Following such abandonment, Pacific Beach shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such Patent Rights under its own control and at its own expense and Santee shall (i) no longer have a right under this Agreement to use, manufacture, or sell Licensed Products covered by such abandoned Patent Rights and (ii) have no further royalty obligation to Pacific Beach in respect of any Licensed Products the manufacture, use or sale of which is covered by an issued claim of such abandoned Patent Rights, provided with regard to both (i) and (ii), such manufacture, use or sale of such Licensed Products is not covered by other valid Patent Rights licensed to Santee under this Agreement. Prior to any such abandonment, Santee shall give Pacific Beach at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such Patent Rights. Santee agrees to cooperate in such activities including execution of any documents necessary to enable Pacific Beach to retain ownership and control of such Patent Rights.

Article 9 Dispute Resolution

9.1	Disputes
9.1.1

The parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either party’s rights and/or obligations hereunder or to the interpretation, performance, breach, or termination of this Agreement, (a “Dispute”). It is the objective of the parties to establish procedures to facilitate the resolution of a Dispute in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article 9 if and when a Dispute arises under this Agreement.

9.1.2

A Dispute among the parties will be resolved as recited in this Article 9. Any Disputes relating to this Agreement shall be promptly presented to the Chief Executive Officers of Santee and Pacific Beach, or their respective designees (who must be members of a party’s senior management) for resolution. From the date of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

referral of a Dispute to the Chief Executive Officers or their designees of the parties and until such time as any matter has been resolved by the parties or has been finally settled by arbitration hereunder, the running of the cure periods (if any) as to which a party must cure a breach that is part of the subject matter of any Dispute shall be suspended. In the event that the Chief Executive Officers of Santee and Pacific Beach, or their respective designees, cannot after good faith negotiations resolve the Dispute within thirty (20) days (or such other period of time as mutually agreed to by the parties in writing) of being requested by a party to resolve a Dispute, the parties agree that such Dispute shall be resolved by binding arbitration in accordance with this Section 9.1.

If a party intends to begin arbitration to resolve such Dispute, such party shall provide written notice (the “Arbitration Notice”) to the other party informing such other party of such intention and the issues to be resolved. Any arbitration hereunder shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), including the Supplementary Procedures for Large Complex Disputes (the “AAA Rule”) except as modified herein. The arbitration shall be conducted by a panel of three (3) arbitrators (the “Panel”) to be mutually agreed upon by the parties and appointed by the AAA. The arbitrators shall be industry experts experienced in the issues comprising the Dispute and shall have no past, present or anticipated future affiliation with either party. If the parties are unable to agree upon all or any number of the three (3) mutually acceptable arbitrators within thirty (30) days after the filing of the Arbitration Notice, the AAA shall promptly appoint the arbitrator(s) to complete the Panel in accordance with the criteria set forth in this Section 10.1. The arbitration shall take place in San Diego, California. The Panel shall apply the laws of the State of New York, without regard to its conflicts of laws provisions. The Panel shall issue appropriate protective orders to protect each party’s Confidential Information. If a party can demonstrate to the Panel that the complexity of the issue or other reasons warrant the extension of one or more timetables in the AAA Rules, the Panel may extend such timetables but in no event shall the proceeding extend more than twelve (12) months from the date of filing of the Arbitration Notice with the AAA. The Panel’s decision shall be in writing. The Panel shall have the authority to award any remedy allowed by law or in equity, including compensatory damages, pre-judgment interest and to grant final, complete, interim, or interlocutory relief, including specific performance, injunctions and other equitable relief, but not punitive or other damages and each party shall be deemed to have waived any right to such excluded damages. Each party shall bear its own costs, fees and expenses in the arbitration and shall share equally the Panel’s fees, unless the Panel determines that its fees are to be paid by the non-prevailing party.

9.2	Performance to Continue

Each party shall continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or related to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.3	Determination of Patents and Other Intellectual Property

Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to Santee’s Patent Rights shall be submitted exclusively to the courts.

Article 10 Term and Termination

10.1	Term

This Agreement shall become effective on the Effective Date and shall expire on the date of the expiration of the last to expire Royalty Term in any country in the Territory (the “Term”), unless earlier terminated as provided in Sections 10.2, 10.3, 10.4, or 10.6.

10.2	Termination for Insolvency

If Pacific Beach shall become bankrupt, or shall file a petition in bankruptcy, or if the business of Pacific Beach shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Pacific Beach or otherwise, this Agreement shall automatically terminate.

10.3	Termination for Failure to make Payments

Should Pacific Beach fail to make payment to Santee of royalties or other payments due in accordance with the terms of this Agreement which are not the subject of a bona fide dispute between Santee and Pacific Beach, Santee shall have the right to terminate this License Agreement within ninety (90) days after giving written notice of termination unless Pacific Beach shall pay to Santee, within the ninety (90) day period, all such royalties and other payments due and payable. In the event of a bona fide dispute over royalties or other payments, the parties shall resolve such dispute in accordance with Article 9. Subject to Article 9 and the immediately preceding sentence of this Section 10.3, upon the expiration of the ninety (90) day period, if Pacific Beach shall not have paid all such royalties and other payments due and payable, the rights, privileges and license granted hereunder shall, at the option of Santee, terminate upon written notice of Santee. If a dispute regarding termination is addressed according to Article 9, this license shall remain in full force and effect until such dispute is settled or determined in accordance with Article 9.

10.4	Termination for Breach

Upon any material breach or default of this Agreement by Pacific Beach, other than as set forth in Section 10.2 and 10.3 above, Santee shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving ninety (90) days prior written notice to Pacific Beach. Subject to Article 9 and the immediately preceding sentence, upon the expiration of the ninety (90) day period, if Pacific Beach shall not cured such breach or default, this Agreement shall, at the option of Santee, terminate upon written notice of Santee. Notwithstanding anything herein to the contrary, if the nature of the breach is such that additional time is reasonably needed to cure such breach, and Pacific Beach has commenced with good faith efforts to cure such breach, then Santee shall provide Pacific Beach with additional time in which to cure such breach. If a dispute regarding termination is addressed

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

according to Article 9, this license shall remain in full force and effect until such dispute is settled or determined in accordance with Article 9.

10.5	Expiry of Royalty Term on a Country by Country Basis

Upon expiry of the Royalty Term in each country in the Territory, Pacific Beach will have an irrevocable, paid up, royalty-free license under the Patent Rights and Know How to make, have made, use, import, offer for sale and sell the Licensed Products in such country.

10.6	Termination for Convenience

Pacific Beach shall have the right at any time to terminate this Agreement in its entirety, for any reason or no reason, by giving thirty (30) days notice thereof in writing to Santee.

10.7	Consequences of Termination

Upon the early termination of this Agreement by either party, the following shall occur:

10.7.1

Pacific Beach and any Sublicensee thereof may, after the effective date of such termination and continuing for a period not to exceed twelve (12) months thereafter, sell all completed Licensed Products, and any Licensed Products in the process of manufacture at the time of such termination, and sell the same, provided that Pacific Beach:

(a)	pays or cause to be paid to Santee the royalties and other payments thereon as required by Article 6 of this Agreement; and
(b)	submits the reports required by Article 7 hereof.
10.8	Survival

Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Article 6, Article 7, Article 8 and Article 11. The following shall survive termination for any reason, Article 9, Section 10.8, Article 13, Article 14, Article 15 and Article 16.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 11 Infringement and Other Actions

11.1	Notice of Infringement of Patent Rights

Pacific Beach and Santee shall promptly provide written notice, to the other party, of any alleged infringement or any challenge or threatened challenge to the validity, enforceability or priority of any of the Patent Rights, and provide each other with any available evidence of such infringement, challenge or threatened challenge by a third party of the Patent Rights and provide such other party with any available evidence of such infringement.

11.2	Option to Prosecute or Defend Patent Rights

During the term of this Agreement, Pacific Beach shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights with respect to any Licensed Product in the Territory for use in the Field of Use. In furtherance of such right, Santee hereby agrees that Santee may join Pacific Beach as a party in any such suit (and will join at Pacific Beach’s request), provided that Pacific Beach pay all of Santee’s reasonable out-of-pocket expenses. Pacific Beach shall indemnify and hold Santee harmless against any costs, expenses or liability that may be found or assessed against Santee in any such suit other than resulting from Santee’s negligence or willful misconduct. Any recovery of damages pursuant to this Section 11.2 shall be allocated pursuant to Section 11.4 below.

11.3	Infringement by Licensed Product

In the event that a claim or suit is asserted or brought against Pacific Beach alleging that the manufacture or sale of any Licensed Product by Pacific Beach, an Affiliate of Pacific Beach, or any Sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, Pacific Beach shall give written notice thereof to Santee. Pacific Beach may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to Section 11.2, provided that any final disposition of the litigation that will restrict the claims in or admit any invalidity of any Patent Rights(s) shall not be made without full consultation with and approval by Santee, not to be unreasonably withheld. Otherwise, Pacific Beach shall have the right, but not the obligation, to defend any such claim or suit. In the event Pacific Beach elects not to defend such suit, Santee shall have the right, but not the obligation to do so at its sole expense.

11.4	Allocation of Damages Recovered

Any recovery of damages by Pacific Beach, in any such suit under Section 11.2 or 11.3, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Pacific Beach relating to the suit. The balance remaining from any such recovery shall be allocated as follows: (i) amounts attributable to lost profits (as applicable) shall be treated as Net Sales by Pacific Beach and Pacific Beach shall pay to Santee royalties in accordance Article 6; and (ii) the balance of such recovery shall be retained by Pacific Beach.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.5	Credit of Litigation Costs

Pacific Beach’s sole method of recovering its costs of litigation from Santee under this Article 11 shall be that Pacific Beach may credit up to [*] percent ([*]%) of the reasonable costs of any litigation incurred by Pacific Beach in respect of a Licensed Product in any country pursuant to Section 11.3, against royalties or other fees thereafter payable to Santee for such Licensed Product in such country. If the costs of such litigation in such country exceeds such royalties payable to Santee in any year in which such costs are incurred, then the amount of such costs, expenses and amounts paid in judgment or settlement, in excess of the royalties payable shall be carried over and credited against royalty payments in future years for such Licensed Product in such country.

11.6	Cooperation

In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

Article 12 Representations and Warranties

12.1	Santee Warranties

Santee represents and warrants that:

12.1.1

Santee has the requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements contemplated hereby to which Santee is a party and the performance and consummation of the transactions contemplated hereby and thereby by Santee have been duly authorized by all necessary action on the part of Santee. This Agreement and the other agreements contemplated hereby to which Santee is a party have been duly executed and delivered by Santee and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, this Agreement and such other agreements contemplated hereby constitute valid and binding obligations of Santee, enforceable against Santee in accordance with their respective terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and except for general principles of equity.

12.1.2

The execution and delivery of this Agreement and the other agreements contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the organizational documents of Santee, (ii) conflict with or violate any applicable foreign, Federal, state and local statutes, judgments, decrees, laws, ordinances, rules, regulations, injunctions and orders (“Laws”) of any U.S. federal, state, foreign or local government or any court, tribunal, administrative agency or commission or other

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

governmental or regulatory authority, body or agency, including any self-regulatory organization (“Governmental Authorities”) applicable to Santee or any of its assets or operations or any permit applicable to Santee or (iii) result in (x) any violation or breach of, constitute (with or without notice or lapse of time or both) a default under or conflict with (or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or loss of any benefit under) the provisions of any lease, contract or other agreement to which Santee is a party or by which it or any of its properties or assets is otherwise bound or (y) the imposition of any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal or first offer, easement, servitude, transfer restriction, voting requirement or any other encumbrance, restriction or limitation on any of the properties or assets of Santee.

12.1.3

To the best of Santee’s knowledge, no written communication has been received by Santee, and no investigation, regulatory enforcement action (including seizure, injunction, civil penalty or criminal action) or any related Governmental Authority review is or, in respect of any Licensed Product, to the knowledge of Santee, was at any time pending or is threatened by any Governmental Authority with respect to (i) any alleged or actual violation by Santee of any permit, Law or other requirement of any Governmental Authority relating to the operations conducted by Santee with respect to any Licensed Product or (ii) any alleged or actual failure to have or maintain in effect all permits required in connection with the operations conducted by Santee with respect to any Licensed Product. Santee has not received from any Competent Authority or Governmental Authority any written notice regarding the approvability or approval of any of the Licensed Products, except as expressly set forth herein. No Licensed Product has been withdrawn, suspended or discontinued by Santee as a result of any action by a Competent Authority or Governmental Authority, either within or outside the U.S. (whether voluntarily or otherwise). With respect to any Licensed Products only, no officer, employee or, to the knowledge of Santee, agent of Santee has made any untrue statement of a material fact or a fraudulent statement to a Competent Authority or a Governmental Authority, failed to disclose any material fact required to be disclosed to a Competent Authority or a Governmental Authority, or committed an act, made a statement or failed to make a statement to a Competent Authority or Governmental Authority.

12.1.4

To the best of Santee’s Knowledge, there are no suits or actions, administrative, arbitration or other proceedings, or governmental investigations pending or, to the knowledge of Santee, threatened against or affecting Santee with respect to the Licensed Products. No entity has notified Santee in writing of any material claim against Santee alleging any personal property or economic injury, loss or damage incurred as a result of or relating to the use of the Licensed Products. There is no judgment, order, injunction, decree, writ or award against Santee that is not satisfied and remains outstanding with respect to any Licensed Product.

12.1.5

Santee has provided to Pacific Beach a copy of each material license, contract or other agreement (together with certain other agreements) to which Santee is a party or by or to which any property of Santee is otherwise bound or subject that relates to the Licensed Products or the Patent Rights (collectively, the “Material Agreements”),

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

including, without limitation, the RDJ/Santee License Agreement. The Material Agreements are in full force and effect in accordance with their terms. After giving effect to this Agreement, there exist no breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify the Material Agreements. Santee has not transferred or granted, and Santee shall not transfer or grant, to any third party any license or other interest in the Material Agreements regarding Licensed Products in the Territory for use in the Field of Use.

12.1.6

To the best of Santee’s knowledge, Santee has all right, title, and interest in and to the Licensed Products, Patent Rights and Know How (including the exclusive, absolute, irrevocable right, title and interest thereto), free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever material to the uses of the Licensed Products, Patent Rights and Know How.

12.1.7

To the best of Santee’s knowledge, there are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting Santee’s rights or the rights of Pacific Beach under this Agreement, or which may lead to a claim of infringement by or invalidity regarding, any part or all of the Patent Rights or Know How or their use.

12.1.8

To the best of Santee’s knowledge, there is no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Patent Rights or Know-How or their use. None of the Licensed Products, Patent Rights or Know How infringes or conflicts in any material respect with, and Santee has not received any notice of infringement of, or conflict with, any license, patent, copyright, trademark, service mark or other intellectual property right of any other entity and, to the knowledge of Santee, there is no infringement or unauthorized use by any person of any of the Licensed Products, Patent Rights or Know How. The validity or enforceability of any of the Licensed Products, Patent Rights and Know How and or the title of Santee thereto has not been questioned in any litigation, governmental inquiry or proceeding to which Santee is a party and, to the knowledge of Santee, no such litigation, governmental inquiry or proceeding is threatened.

12.1.9

To the best of Santee’s knowledge, Santee has taken all reasonable actions necessary or appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to the Licensed Products, Patent Rights and Know How.

12.1.10

To the best of Santee’s knowledge, the US and foreign patent applications and patents itemized on Exhibit A set forth all of the patents and patent applications necessary or useful for practicing the Technology in the Field of Use owned by or licensed to Santee on the Effective Date.

12.1.11	To the best of Santee’s knowledge, there are no inventors of Patent Rights other than those listed as inventors on applications filed for such Patent Rights.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.1.12

To the best of Santee’s knowledge, the Patent Rights and Know How were not supported in whole or party by funding or grants by any federal or state agency. Santee has provided Pacific Beach with copies of all documents reflecting support or funding for all or part of the research leading to Patent Rights and Know How.

Article 13 Limitation of Liability

13.1	NO IMPLIED WARRANTIES

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT:

13.1.1

SUBJECT TO ARTICLE 12, SANTEE DOES NOT MAKE AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

13.1.2

SUBJECT TO ARTICLE 12, NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY SANTEE TO PACIFIC BEACH THAT THE PATENT RIGHTS AND KNOW-HOW ARE NOT INFRINGED BY ANY THIRD PARTY, OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

Article 14 No Agency and Publication

14.1	No Agency

Nothing herein shall be deemed to establish a relationship of principal and agent between Santee and Pacific Beach, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between Santee and Pacific Beach, or as creating any other form of legal association or arrangement, which would impose liability upon one party for the act or failure to act of the other party.

14.2	Publication

In the event that Santee desires to publish or disclose, by written, oral or other presentation, Patent Rights, Know How, or any material information related thereto then Santee shall notify Pacific Beach and in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least sixty (60) days prior to any speech, lecture or other oral presentation and at least ninety (90) days before any written or other publication or disclosure. Santee shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. Pacific Beach may request that Santee, no later than thirty (30) days following the receipt of such notice, delay such presentation, publication or disclosure for up to an additional sixty (60) days in order to enable Pacific Beach to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

property protection related to the information to be disclosed or request that Santee do so. Upon receipt of such request to delay such presentation, publication or disclosure, Santee shall arrange for a delay of such presentation, publication or disclosure until such time as Pacific Beach or Santee have filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to Pacific Beach and Santee. If Santee does not receive any request from Pacific Beach to delay such presentation, publication or disclosure, Santee may submit such material for presentation, publication or other form of disclosure.

Article 15 Confidentiality

15.1	Confidentiality and Non-Use

Any proprietary or confidential information relating to the Patent Rights, Know How (including but not limited to patent prosecution documents relating to Patent Rights) and Reports and Records under Article 7 collectively constitute the “Confidential Information.” Neither party will use the Confidential Information for any purpose unrelated to this Agreement, and will hold it in confidence during the Term and for a period of five (5) years after the termination or expiration date of this Agreement. Each party shall exercise with respect to such the Confidential Information the same degree of care as the party exercises with respect to its own confidential or proprietary information of a similar nature, but in any event no less than reasonable care, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality of this Agreement). However, such undertaking of confidentiality shall not apply to any information or data which:

15.1.1	The receiving party receives at any time from a third-party lawfully in possession of same and having the right to disclose same;
15.1.2	is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the receiving party;
15.1.3	is independently developed by the receiving party as demonstrated by written evidence without reference to information disclosed to the receiving party by the disclosing party;
15.1.4	is disclosed pursuant to the prior written approval of the disclosing party; or
15.1.5

is required to be disclosed pursuant to Applicable Law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to the disclosing party.

15.2	Limited Disclosure by Santee

Santee acknowledges and agrees that the Know How licensed to Pacific Beach has value to Pacific Beach in being maintained as confidential. Therefore, Santee shall disclose the Know How only under an obligation of confidence.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.3	Material Non-Public Information

Santee understands that it is the intent of Pacific Beach to register its capital stock on a national securities exchange, on the National Association of Securities Dealers, Inc. Automated Quotation System (collectively “NASDAQ”), or the Over The Counter Bulletin Board and accordingly, Santee understands that Confidential Information provided to it by Pacific Beach pursuant to the terms of this Agreement may constitute “material non-public information” concerning Pacific Beach.

Article 16 Miscellaneous Provisions

16.1	Assignment

This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, Pacific Beach may assign this Agreement without the consent of Santee to (i) a purchaser, merging or consolidating corporation, or acquirer of substantially all of the other party’s assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, or any corresponding law in the jurisdiction of either party, as may be in effect at such time; or (ii) to an Affiliate of Pacific Beach.

16.2	Binding Nature and Inurnment

This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the Effective Date. As of the Effective Date, this Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

16.3	Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other party by facsimile signature; such transmission will be deemed a valid signature.

16.4	Entire Agreement; Amendment

The parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.5	Force Majeure

Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses Commercially Reasonable Efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

16.6	Further Assurances

From time to time during the Term, at the request of either party, the other party shall execute and deliver such documents and take such other action as the requesting party may reasonably request to consummate more effectively the transactions contemplated hereby.

16.7	Headings

The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.8	Law

This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

16.9	No Consequential Damages

EXCEPT WITH REGARD TO DAMAGES ARISING FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR BREACH OF ARTICLE 15 AND ANY DUTY TO INDEMNIFY FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCURRED BY EITHER PARTY UNDER THIS AGREEMENT OR OTHERWISE.

16.10	Payments, Notices and Other Communications

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

In the case of Santee:

Santee Biosciences, Inc.

4365 Executive Drive, Suite 1500

San Diego, California 92121

In the case of Pacific Beach:

Pacific Beach Biosciences, Inc.

4365 Executive Drive, Suite 1500

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

San Diego, California 92121

16.11	Payment of Own Fees and Expenses

Each of Pacific Beach and Santee shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.

16.12	Severability

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.13	Waiver

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

16.14	Adverse Event Reporting

Each party shall promptly notify the other party immediately of any information that comes to such party’s attention concerning any serious or unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of a product that cannot be manufactured, used or sold, in whole or part, without infringing one or more Valid Claims included within the Patent Rights in the country in which the product is made, used, leased, imported, exported, offered for sale or sold. For purposes of this Section 16.14, “serious” shall mean an experience which (a) results in the death, permanent or substantial disability, in-patient hospitalization or prolongation of hospitalization, or (b) is a congenital anomaly, cancer, the result of an overdose or life threatening (only if unrelated to primary disease); and “unexpected” shall mean (x) for a nonmarketed product, an experience that is not identified in nature, severity or frequency in the current clinical investigator’s confidential information brochure, and (y) for a marketed product, an event which is not listed in the current labeling for such product, and includes an event that may be symptomatically and pathophysiologically related to an experience listed in the labeling but differs from the event because of increased frequency or greater severity or specificity. Each party further shall immediately notify the other party of any information received regarding any threatened or pending action by an agency that may affect the safety and efficacy claims of a product. Upon receipt of any such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall restrict either party’s right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law, regulation or court order.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.15	Witness

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, by proper persons thereunto duly authorized.

SANTEE BIOSCIENCES, INC.		PACIFIC BEACH BIOSCIENCES, INC.

By:	/s/ Bertrand C. Liang, MD MBA	By:	/s/ Matthew A. Wikler, MD MBA FIDSA
Name:	Bertrand C. Liang, MD MBA	Name:	Matthew A. Wikler, MD MBA FIDSA
Date:		Date:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A: Patent Rights

US Patent Application Publication Number 20050215520-A

US Application Publication Number 20050255164A1

Canadian Patent Application Number CA2495899

Canadian Patent Application Number CA2484835

EP Application Publication Number EP1514877

EP Application Publication Number EP1543841

PCT Application Number PCT/CN2003/000663

WO Application Number WO2004/022100A1

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.